Exhibit 99.1

Titanium Asset Management Corp.

Company Reports Receipt of Non-Binding Offer

Board Appoints Special Committee, No Changes Anticipated

Milwaukee, WI, April 22, 2013 - Titanium Asset Management Corp. (AIM – TAM) (the “Company”) reports that the Company has received a proposal from TAMCO Holdings, LLC (“TAMCO”) that it wishes to acquire, through a tender offer, the remaining outstanding equity interests of the Company that it does not already own at $1.00 per share in cash. TAMCO currently owns 53.6% of the outstanding common stock of the Company.

The proposal states that TAMCO has no interest in selling its shares and will not support an alternative transaction. TAMCO has stated that no changes are anticipated in the current business as a result of the proposed transaction.

The Company’s board of directors has appointed a special committee, consisting solely of its independent non-executive directors, to consider the terms of the proposed transaction. The special committee has the authority to retain its own independent financial and legal advisors.

The Company cautions its shareholders, and others considering trading in its securities, as follows:  the proposal is preliminary and nonbinding; the Board of Directors has just received the proposal and the process of considering the proposal is only in its beginning stages; no decisions whatsoever have been made by the special committee in respect of the Company’s response, if any, to the proposal, and shareholders are not now being asked to take any action with respect to the proposal; the special committee will proceed in a timely and orderly manner to consider the proposal and its implications in accordance with applicable state and federal laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934; and there can be no assurance that the proposed transaction or any other transaction will be approved or completed.

For further information please contact:

Titanium Asset Management Corp.
Robert Brooks, Chairman	+1 312-335-8300

Titanium Asset Management Corp.
Brian Gevry, Chief Executive Officer	+1 216-771-3450

Cantor Fitzgerald Europe
David Foreman	+44 20 7894 7000